OPENTV ALIGNS MANAGEMENT FOR ONGOING EXECUTION
San Francisco, Calif., August 2, 2006 - OpenTV Corp. (NASDAQ GM: OPTV), a leading provider of enabling technologies for advanced digital television services, today announced a series of management moves to align the company’s senior management team with its business focus:
•	Vincent Dureau, the company’s current Chief Technology Officer, has accepted a senior engineering role with Google Inc. OpenTV does not plan on naming a successor to Mr. Dureau at this time.

•	David McLaren has been promoted to Senior Vice President for Advanced Digital TV Engineering. Dr. McLaren, formerly Vice President of Product Development, has been with OpenTV since its inception and has led a number of key initiatives for the company. He will be responsible for designing, developing, and supporting the company’s core set-top box software and associated products.

•	Tracy Geist has been promoted to the position of Senior Vice President for Advanced Digital TV Marketing. In her new role, Ms. Geist, formerly Vice President of Market Development, will manage all marketing initiatives surrounding the company’s advanced television and video products and will be responsible for the evolution of core set-top box software products. Ms. Geist has been with the company since 2000 and has over fifteen years of experience in the digital television space.

•	Scott Wornow, currently Senior Vice President and General Counsel, has been promoted to the position of Executive Vice President for Legal and Business Affairs. In his new role, Mr. Wornow will focus more of this time on the company’s business objectives, and will remain involved in strategic legal matters. Mr. Wornow has been with OpenTV since 2003.

•	Mark Beariault, currently Deputy General Counsel, has been named Vice President and General Counsel, succeeding Mr. Wornow in that position. Mr. Beariault, a Georgetown Law School graduate, with experience at Veritas Corp. and OmniSky Corp., will be principally responsible for overseeing the company’s worldwide legal and regulatory affairs. He has been with the company since 2004.

•	Trevor Harries-Jones, currently Controller, has been named Vice President and Corporate Controller. Mr. Harries-Jones will be responsible for managing the company’s accounting systems, financial reporting and internal financial control infrastructure. Mr. Harries-Jones has been with the company since 2002.

“As we continue to strengthen our leading technology position and make continued progress in extending our product portfolio of advanced video and advanced advertising solutions, we are elevating a group of talented and dedicated professionals,” said OpenTV’s Chairman and Chief Executive Officer, James A. (Jim) Chiddix. “We look forward to continued contributions from this group as we seek to execute against our business plan.”
Commenting on Mr. Dureau’s departure, Mr. Chiddix commented, “Vincent was a key architect for what is today the world’s leading set-top box middleware. As CTO, Vincent devoted his time, energy and resources to ensure that OpenTV’s engineering department was at the forefront of innovation and middleware development. We offer our sincerest thanks for his many contributions.”
About Open TV
OpenTV is one of the world’s leading providers of technologies and services enabling the delivery of digital and interactive television. The company’s software has been integrated in over 70 million digital set-top-boxes in 96 countries. The software enables enhanced television, interactive shopping, interactive and addressable advertising, games and gaming, personal video recording, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.
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Contacts:

Barbara Cassidy	Brian Schaffer
OpenTV	Brainerd Communicators, Inc
+1 415-962-5000	+1 212-986 6667
bcassidy@opentv.com	schaffer@braincomm.com